UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2013
Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 222-8041

Not Applicable
____________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

Apricus Biosciences, Inc. (the “Company”) previously held a restricted investment in a privately-held biotechnology company, which completed its initial public offering in November 2013. The shares were acquired in 2011 in exchange for services provided by the Company. The Company’s consolidated financial statements reflected the value of the investment at zero as of December 31, 2012 and September 30, 2013. Following this company’s completion of its initial public offering and the listing of its common stock, the Company sold its investment in the entity through the public markets and realized net proceeds of approximately $2.6 million. The Company will reflect the gain on investment in the fourth quarter of 2013 as a separate line item within Other Income in the Consolidated Statement of Operations.

Had the Company had the rights to these securities within the third quarter of 2013, or during the twelve months ended December 31, 2012, and had chosen to sell these securities, the Company’s cash balance, current assets, total assets and stockholders’ equity would have increased by $2.6 million for either of those periods. In addition, other income would have increased by $2.6 million and net loss would have decreased by $2.6 million in the applicable period of sale.

Item 9.01 Financial Statements and Exhibits.

The disclosure within Item 2.01 is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 2, 2013	Apricus Biosciences, Inc.

	By:	/s/ Steve Martin
Steve Martin
Senior Vice President, Chief Financial Officer and Secretary